Exhibit 5.1

May 6, 2020

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

Ladies and Gentlemen:

We have acted as special counsel to Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed on May 6, 2020 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of an aggregate of up to 2,784,427 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) consisting of : (i) 1,155,115, shares of Common Stock issuable upon conversion or repayment of 8% Senior Secured Convertible Promissory Notes, (collectively, the “Notes” and each, a “Note”) held by certain institutional investors (the “Institutional Investors”) and 248,938 shares of Common Stock which may, under certain circumstances, be issued by the Company, in payment of interest on the Notes, in payment of interest on certain other promissory notes issued to the Institutional Investors, and for premium payments which may be payable upon prepayment of the Notes and such other promissory notes (collectively, the “Conversion Shares”), (ii) 1,237,624 shares of Common Stock (the “Institutional Warrant Shares”) issuable upon exercise of common stock purchase warrants held by the Institutional Investors in connection with the Notes (the “Institutional Warrants”), and (iii) 142,750 shares of Common Stock (the “Individual Warrant Shares” and collectively with the Institutional Warrant Shares, the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Individual Warrants” and collectively with the Institutional Warrants, the “Warrants”) held by certain individuals. The Notes, the Conversion Shares, the Institutional Warrants and the Institutional Warrant Shares were all sold by the Company pursuant to that certain securities purchase agreement, dated April 17, 2020, by and between the Company and the Institutional Investors (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Purchase Agreement and all exhibits and schedules attached thereto, (iii) the Notes, (iv) the Warrants, (v) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (vi) the amended and restated articles of incorporation and amended and restated bylaws of the Company, each as restated and/or amended to date, and (v) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes (the “NRS”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and Chapter 78 of the NRS. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the Conversion Shares and the Warrant Shares have been duly authorized by the Company, and when issued and paid for by the Selling Stockholders, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP